ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Diane Imas
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1242
grussell@kcsa.com / dimas@kcsa.com

ADDvantage Technologies Announces Financial Results for the
Fiscal First Quarter of 2013
- - -
Net Income increased 100% to $0.8 million and $0.08 per diluted share for the Fiscal First Quarter of 2013

BROKEN ARROW, Oklahoma, February 12, 2013 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three month period ended December 31, 2012.

Revenue for the three months ended December 31, 2012 increased 7% to $9.6 million compared to $9.0 million for the same period last year. New equipment sales were $5.6 million for the three months ended December 31, 2012 as compared to $5.3 million for the three months ended December 31, 2011.  Net refurbished equipment sales were $3.0 million for the three months ended December 31, 2012 as compared to $2.6 million for the same period last year.  Service revenue decreased to $1.0 million for the three month period ended December 31, 2012 compared to $1.1 million for the same period last year.

Net income increased 100% to $0.8 million, or $0.08 per diluted share, for the three month period ended December 31, 2012, compared to $0.4 million, or $0.04 per diluted share, for the same period last year.

Cash and cash equivalents were $7.3 million as of December 31, 2012 compared to $5.2 million as of September 30, 2012.

David Humphrey, President and CEO, commented, “We achieved revenue growth of 7% in the first quarter of fiscal 2013 primarily as a result of the recent extreme weather conditions in the Mid-Atlantic and Northeastern regions of the U.S.  We were able to satisfy the customers’ urgent equipment needs with our inventory on hand for which the original equipment manufacturer was unable to deliver in a timely manner.  Although we do not anticipate this particular situation to provide much additional revenue, these types of situations will continue to provide us with opportunities to take advantage of our inventory position.  Gross margins for the first quarter of fiscal 2013 increased to 33% from 30% from the prior year period, which is primarily attributable to higher margin sales of certain equipment purchased at significant discounts. As a result, we increased our profitability for the quarter and strengthened our cash position to $7.3 million as of December 31, 2012.  This bottom line performance also reflects a $0.2 million decrease in interest expense compared to the same period last year, following the payoff of a term loan and the termination of the associated interest rate swap agreement last year.”

“Our Company is purchasing small volumes of our common stock in the open market, over 170,000 shares since December 2012, as we believe our stock is a good value.  The stock purchases notwithstanding, we remain focused on our previously announced growth strategy, which is to expand upon existing agreements with our suppliers, entering into new agreements with new suppliers, expanding our geographical footprint and identifying accretive acquisitions within our industry,” concluded Mr. Humphrey.

Earnings Conference Call
As previously announced, the Company will host a conference call on Tuesday, February 12, 2013, at 12:00 p.m. Eastern Time featuring remarks by Ken Chymiak, Chairman of the Board, David Humphrey,

President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is (888) 389-5988 (domestic) or (719) 325-2469 (international).  All dial-in participants must use the following code to access the call: 5034666. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through February 26, 2013 at (877) 870-5176 (domestic) or (858) 384-5517 (international). Participants must use the following code to access the replay of the call: 5034666. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, Motorola, ARRIS and Fujitsu Frontech North America, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Adams Global Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended December 31,
	2012	2011
Sales:
Net new sales income	$5,598,898	$5,307,461
Net refurbished sales income	3,013,217	2,588,717
Net service income	1,004,083	1,108,217
Total net sales	9,616,198	9,004,395
Cost of sales	6,470,370	6,265,374
Gross profit	3,145,828	2,739,021
Operating, selling, general and administrative expenses	1,853,530	1,846,615
Income from operations	1,292,298	892,406
Interest expense	6,881	158,626
Income before provision for income taxes	1,285,417	733,780
Provision for income taxes	488,000	287,000
Net income attributable to common shareholders	797,417	446,780

Other comprehensive income:
Unrealized gain on interest rate swap, net of taxes	–	54,369

Comprehensive income	$797,417	$501,149

Earnings per share:
Basic	$0.08	$0.04
Diluted	$0.08	$0.04
Shares used in per share calculation:
Basic	10,185,026	10,207,390
Diluted	10,185,398	10,209,036

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2012 (unaudited)	September 30, 2012 (audited)
Assets
Current assets:
Cash and cash equivalents	$7,346,004	$5,191,514
Accounts receivable, net of allowance of $300,000	3,170,332	3,050,796
Income tax refund receivable	–	409,386
Inventories, net of allowance for excess and obsolete inventory of $1,160,000 and $1,000,000, respectively	21,632,454	22,666,385
Prepaid expenses	83,055	129,357
Deferred income taxes	959,000	920,000
Total current assets	33,190,845	32,367,438

Property and equipment, at cost:
Land and buildings	8,794,272	8,794,272
Machinery and equipment	2,946,449	2,953,949
Leasehold improvements	9,633	9,633
Total property and equipment, at cost	11,750,354	11,757,854
Less accumulated depreciation and amortization	(3,737,550)	(3,666,327)
Net property and equipment	8,012,804	8,091,527

Other assets:
Goodwill	1,560,183	1,560,183
Other assets	11,428	13,778
Total other assets	1,571,611	1,573,961

Total assets	$42,775,260	$42,032,926

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,699,041	$1,437,492
Accrued expenses	681,446	1,030,174
Income tax payable	107,918	–
Notes payable – current portion	184,008	184,008
Total current liabilities	2,672,413	2,651,674

Notes payable, less current portion	1,456,610	1,502,612
Deferred income taxes	77,000	62,000

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,465,323 shares issued; 10,154,926 and 10,189,120 shares outstanding, respectively	104,653	104,653
Paid in capital	(5,724,610)	(5,748,503)
Retained earnings	44,778,007	43,980,590
Total shareholders’ equity before treasury stock	39,158,050	38,336,740

Less: Treasury stock, 310,397 and 276,203 shares, at cost, respectively	(588,813)	(520,100)
Total shareholders’ equity	38,569,237	37,816,640

Total liabilities and shareholders’ equity	$42,775,260	$42,032,926